Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

August 2, 2010

Commonwealth Edison Company

440 South LaSalle Street

Suite 3300

Chicago, Illinois 60605-1028

Re:	$500,000,000 aggregate principal amount of
First Mortgage 4.00% Bonds, Series 109, Due August 1, 2020

Ladies and Gentlemen:

We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of First Mortgage 4.00% Bonds, Series 109, due August 1, 2020 (the “Bonds”), covered by the Registration Statement on Form S-3, No. 333-158920 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“SEC”) on April 30, 2009, under the Securities Act of 1933, as amended.

The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated July 1, 1923, as amended and supplemented by the Supplemental Indenture dated August 1, 1944 and subsequent supplemental indentures, including the Supplemental Indenture dated as of July 12, 2010, to BNY Mellon Trust Company of Illinois, as trustee, and D.G. Donovan, as co-trustee (collectively, the “Bonds Trustees”), which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement dated July 26, 2010 between the Company and Banc of America Securities LLC, Deutsche Bank Securities Inc., Loop Capital Markets LLC., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein.

For the purpose of expressing the opinions and statements in this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates of officers of the Company and the Bond Trustees and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) of the SEC or other internet sites through which documents filed with the SEC can be obtained.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Commonwealth Edison Company

August 2,2010

With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization and (ii) such other party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.

Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Illinois.

2.	The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the federal laws of the United States of America and the laws of the State of Illinois.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Bonds.

We hereby consent to the filing of this letter as Exhibit 5-1-1 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP